Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the registration statement on Form S‑8 regarding the Liberty Media Corporation Transitional Stock Adjustment Plan of our report dated March 15, 2011, with respect to the combined balance sheets of Liberty Splitco, Inc. as of December 31, 2010 and 2009, and the related combined statements of operations, comprehensive earnings, cash flows, and parent's investment for each of the years in the three‑year period ended December 31, 2010.
/s/ KPMG LLP
KPMG LLP
Denver, Colorado
December 5, 2011